NEWS RELEASE		800 Gessner • Suite 500 • Houston, TX 77024
AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
MONDAY, MAY 5, 2008

GROUP 1 AUTOMOTIVE ACQUIRES BMW/MINI DEALERSHIP IN ANNAPOLIS, MARYLAND

Continued Expansion of Import/Luxury Brand Mix

HOUSTON, May 5, 2008 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported it acquired Tate BMW/MINI in Annapolis, Md., which is expected to generate $73.0 million in estimated annual revenues.

Located in the fast-growing Baltimore-Washington, D.C. metropolitan area, the acquisition is aligned with Group 1’s initiative to expand its import and luxury brand portfolio. Group 1 will operate the dealership as BMW/MINI of Annapolis under its Eastern Region.

Year to date, Group 1 has acquired three franchises with $82.5 million in estimated annual revenues toward its 2008 full-year target of $300 million.

“We are pleased to expand our relationship with BMW North America and the growing BMW and MINI brands while extending Group 1’s geographic reach into the Baltimore-Washington D.C. metropolitan area,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We will continue to look for acquisitions with valuations that make sense while remaining focused on delivering profitable growth and shareholder value.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 105 automotive dealerships, 145 franchises, and 27 collision service centers in the United States and the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.